Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Triples Operating Income

July 19, 2005	NASDAQ: SMIT

Portland, Oregon.  Schmitt Industries, Inc. is pleased to announce that earnings for fiscal year ended May 31, 2005 increased to $.59, fully diluted, compared to fiscal year 2004 of $.20 per fully diluted share.  Additionally the sales of the company increased dramatically by 33% to total annual sales of $10,530,429 versus $7,924,766 in fiscal year 2004.  Gross profits, as a percentage of sales, for the fiscal year ended May 31, 2005 were 58% compared to 57% in the prior fiscal year.  These increased sales and gross margins produced a dramatic increase in earnings, as net income for the fiscal year ended May 31, 2005 was $1,608,140 compared to net income of $516,585 for the fiscal year ended May 31, 2004.

Sales increased to $3,115,408 for the quarter ended May 31, 2005 compared to $2,768,275 in same period last year.   As a result of these increased sales, the Company completed its fourth quarter ended May 31, 2005, with net income of $786,289 or $.29 per share (fully diluted) compared to net income of $535,950 or $.21 per share (fully diluted) for the fourth quarter ended May 31, 2004.

Condensed balance sheets and earnings statements for the years ended May 31, 2005 and 2004 are as follows.  Management does not anticipate any changes in fiscal year 2005 earnings numbers shown here when the final audited financial statements are filed in the Company’s Form 10-K with the SEC.

Schmitt Industries, Inc.

Condensed Statements of Income

Years Ended May 31, 2005 and 2004

	2005	2004
Net sales	$10,530,429	$7,924,766
Operating income	$1,259,348	$437,266
Income before benefit from income taxes	$1,002,140	$516,585
Benefit from income taxes	$606,000	$—
Net income	$1,608,140	$516,585
Net income per common share, diluted	$0.59	$0.20
Weighted average number of common shares, diluted	2,708,797	2,524,050

Schmitt Industries, Inc.

Condensed  Balance Sheets

May 31, 2005 and 2004

	2005	2004
Current assets	$6,923,707	$5,494,946
Property and equipment	$1,268,506	$1,327,915
Other assets	$883,009	$277,612
Total Assets	$9,075,222	$7,100,473

Current liabilities	$1,075,645	$959,424
Long-term Obligations	$20,756	$27,242
Stockholders’ Equity	$7,978,821	$6,113,807
Total Liabilities and Stockholders’ Equity	$9,075,222	$7,100,473

Wayne Case, President and CEO of Schmitt Industries, said:  “We are pleased with the growth of the Company in both sales and net earnings per share.  We see a continuing strong increase in our basic markets and see no downward trends currently that might influence Schmitt’s future sales and earnings.  The growth of sales in all markets is gratifying and is the response of specific plans and opportunities established by Schmitt over one year ago.   As our sales and profits have grown, we have increased our liquidity and had $ 1,176,959 in cash at the end of Fiscal Year 2005 versus $604,194 on hand the end of Fiscal Year 2004.   The increase in cash occurred during Fiscal Year 2005 when we also purposefully increased inventory by approximately $600,000 to better support a growing sales volume.  The growth in cash continues, and the cash position today exceeds $1,500,000.  We have very little long term debt and expect the cash growth will continue, affording us other market opportunities in the future.”

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com